Exhibit 99.1

	CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar, Partner
FOR IMMEDIATE RELEASE		Karen Roan, SVP
DRG&E (713) 529-6600

I/O REPORTS SECOND QUARTER 2005 RESULTS

HOUSTON — AUGUST 3, 2005 — Input/Output, Inc. (NYSE: IO) today announced second quarter 2005 net income of $2.5 million, or $0.03 per diluted share, on revenues of $84.0 million compared to net income of $4.2 million, or $0.07 per diluted share, on revenues of $62.3 million for the same period a year ago.

Bob Peebler, I/O’s President and Chief Executive Officer, said, “We remain on track in terms of our anticipated gradual improvement throughout the year.  The Marine Imaging Systems Division is performing better than expected led by a strong seismic marine market. Our first project with VectorSeis Ocean™ (VSO) was completed with the E&P customer requesting an expansion of the original scope of work.  We are very pleased that the recent success of VSO has resulted in a new purchase order from Reservoir Exploration Technology (RXT) for a second VSO system and an agreement with RXT that provides the framework for multiple VSO system purchases over the next two years.  On the land imaging side, the fundamental drivers behind the seismic market remain strong, including a continuing expansion of digital, full-wave surveys.  GX Technology (GXT) made progress in the second quarter, and processing backlog continues to improve.  We continue to make significant progress towards our goal of introducing game-changing solutions to the seismic market.”

SECOND QUARTER 2005

Land Imaging revenues were $37.4 million compared to $36.6 million a year ago.  Marine Imaging revenues increased to $16.8 million from $13.1 million a year ago, driven by a strong rebound in seismic marine activity.  GXT, which was acquired by I/O in June 2004, generated revenues of $24.2 million during the quarter, a sequential increase of 17 percent from the first quarter of 2005.

Gross margin for the second quarter was 28 percent compared to 23 percent in the first quarter and 34 percent for the same period a year ago.  In the second quarter of 2005, the Company experienced pricing pressures on land systems related to entering new markets and low processing margins at GXT due to excess capacity.  The Company expects the excess capacity to be absorbed as processing backlog continues to improve.  Operating expenses for the second quarter declined to 22 percent of revenues compared to 25 percent for the second quarter of last year and 28 percent in the first quarter of 2005.

Income from operations in the second quarter was $4.8 million compared to income from operations of $5.6 million in the second quarter of 2004.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the second quarter improved to $12.5 million compared to $9.7 million for the second quarter of last year.  A reconciliation of EBITDA to reported earnings can be found at the end of this press release.

YEAR-TO-DATE 2005

Revenues for the six months ended June 30, 2005 increased 53 percent to $150.9 million from $98.6 million in the first half of 2004.  The Imaging Systems Group grew 15 percent while the rest of the increase is due to the acquisition of GXT.

Gross margin for the first six months of 2005 declined to 25 percent compared to 34 percent in the first six months of last year.  The gross margin in the first half of 2004 primarily reflects the mix of higher margin sales, such as imaging systems and data library products, when compared to the first half of 2005.  EBITDA for the first six months of 2005 increased to $17.4 million from $13.2 million in the same period a year ago.  Income from operations for the first half of 2005 was $1.2 million compared to $6.6 million in the first half of 2004.  For the six months ended June 30, 2005, I/O reported a net loss of $1.6 million, or $0.02 loss per share, compared to net income of $3.6 million, or $0.07 per diluted share for the same period a year ago.

OUTLOOK

The following statements are based on our current expectations.  These statements are forward looking and actual results may differ materially.  Factors affecting these forward-looking statements are detailed below.

Mike Kirksey, Executive Vice President and Chief Financial Officer, commented, “Based on the first half results and our current pipeline of business, we are updating the guidance we provided during the first quarter. We now expect 2005 revenues to range between $330 and $350 million with much of the revenue growth coming from continued market penetration of our new field acquisition systems, improving financial performance at GXT and a strong overall marine seismic market.  We expect sales and margins to continue improving as we move through the second half of the year, with full year 2005 gross margins to range between 25 and 30 percent. We anticipate operating expenses as a percentage of revenues to range between 20 and 23 percent during the last half of the year.  As a result, we anticipate 2005 earnings will range between $0.12 and $0.25 per diluted share.  Several multi-client projects at GXT are in process, but some uncertainty exists around the exact timing, as well as the permitting requirements. In addition, the next VSO system may be delivered in phases and therefore the revenue which will be recognized in 2005 could vary accordingly. These uncertainties have led us to reduce the lower end of the range.”

REVISION TO THE FIRST QUARTER 2005

During the second quarter, the Company’s internal review process determined that approximately $778,000 of royalty expenses were incurred by GXT and should have been recorded in the first quarter of 2005.  The Company intends to revise its financial statements for the first quarter of 2005 to include the royalty expenses.

The impact of this revision is to increase cost of sales in the first quarter by $778,000, resulting in an aggregate loss per share during the first quarter of 2005 of $0.05 compared to a loss per share of $0.04 previously reported.  The Company will amend its Quarterly Report on Form 10-Q for the first quarter of 2005 to reflect the revised financial statements.

CONFERENCE CALL

I/O has scheduled a conference call for Thursday, August 4, 2005, at 9:30 a.m. EDT.  To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the Input/Output conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 11, 2005.  To access the replay, dial 303-590-3000 and use pass code 11035344.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com.  Also, an archive of the web cast will be available shortly after the call on the company’s website.

ABOUT I/O

I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2005, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2005, future sales and market growth, and other statements that are not of historical fact.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the

Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line.  Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$84,024	$62,326	$150,861	$98,614
Cost of sales	60,733	41,183	112,504	65,503
Gross profit	23,291	21,143	38,357	33,111

Operating expenses (income):
Research and development	4,779	4,722	9,422	8,505
Marketing and sales	7,281	5,016	14,967	8,314
General and administrative	6,394	5,852	12,716	10,545
Loss (gain) on sale of assets	81	(47)	76	(896)
Total operating expenses	18,535	15,543	37,181	26,468

Income from operations	4,756	5,600	1,176	6,643

Interest expense	(1,618)	(1,497)	(3,411)	(2,993)
Interest income	258	290	534	758
Other income	24	140	65	158
Income (loss) before income taxes	3,420	4,533	(1,636)	4,566
Income tax expense (benefit)	521	347	(694)	938
Net income (loss)	2,899	4,186	(942)	3,628

Preferred dividend	422	—	616	—

Net income (loss) applicable to common shares	$2,477	$4,186	$(1,558)	$3,628

Basic net income (loss) per common share	$0.03	$0.07	$(0.02)	$0.07

Weighted average number of common shares outstanding	78,744,692	57,073,916	78,694,481	54,596,409

Diluted net income (loss) per common share	$0.03	$0.07	$(0.02)	$0.07

Weighted average number of diluted common shares outstanding	79,676,173	71,425,088	78,694,481	55,004,577

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$20,413	$14,935
Restricted cash	1,645	2,345
Accounts receivable, net	72,816	61,598
Current portion of notes receivable, net	10,455	10,784
Unbilled revenue	12,854	7,309
Inventories	83,877	86,659
Prepaid expenses and other current assets	13,064	7,974
Total current assets	215,124	191,604
Notes receivable	2,462	4,143
Property, plant and equipment, net	28,503	45,239
Multi-client data library, net	9,566	9,572
Investments at cost	4,000	3,500
Goodwill	148,637	147,066
Intangible and other assets, net	71,050	77,992
Total assets	$479,342	$479,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt and lease obligations	$3,648	$6,564
Accounts payable	24,479	40,856
Accrued expenses	25,750	26,686
Deferred revenue	7,924	8,423
Total current liabilities	61,801	82,529
Long-term debt and lease obligations, net of current maturities	70,544	79,387
Other long-term liabilities	4,561	2,688

Cumulative convertible preferred stock	29,779	—

Stockholders’ equity:
Common stock	798	795
Additional paid-in capital	481,967	480,845
Accumulated deficit	(163,074)	(161,516)
Accumulated other comprehensive income	163	2,449
Treasury stock	(5,777)	(5,844)
Unamortized restricted stock compensation	(1,420)	(2,217)
Total stockholders’ equity	312,657	314,512
Total liabilities and stockholders’equity	$479,342	$479,116

Reconciliation of EBITDA to Net Income

(Non-GAAP Measures)

(In thousands)

(Unaudited)

EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP).  We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt.  The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net income (loss) applicable to common shares	$2,477	$4,186	$(1,558)	$3,628
Interest expense	1,618	1,497	3,411	2,993
Interest income	(258)	(290)	(534)	(758)
Income tax expense (benefit)	521	347	(694)	938
Depreciation and amortization expense	8,153	3,999	16,797	6,421
EBITDA	$12,511	$9,739	$17,422	$13,222